Exhibit 3.2

Form 404 (revised 9/05)		This space reserved for office use. FILED In the Office of the Secretary of State of Texas JUN 0 7 2006 Corporations Section
Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX. 512-463-5709 Filing Fee: $150
Articles of Amendment Pursuant to Article 4.04, Texas Business Corporation Act

Article 1 -Name

The name of the corporation is as set forth below:

Dynalyst Manufacturing Corporation

State the name of the entity as it is currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name in Article 1.

The filing number issued to the corporation by the secretary of State is. 800064079

Article 2—Amended Name

If the purpose of the articles of amendment is to change the name of the corporation, then use the following statement.

The amendment changes the articles of incorporation to change the article that names the corporation. The article in the Articles of Incorporation is amended to read as follows.

The name of the corporation is (state the new name of the corporation below)

The name of the entity must contain an organizational designation or accepted abbreviation of such term. The none must not be the same as deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state.  A preliminary check for “name availability is recommended.

Article 3 —Amendment to Registered Agent/Registered Office

The amendment changes the articles of incorporation to change the article stating the registered agent and the registered office address of the corporation The article is amended to read as follows:

Registered Agent of the Corporation

(complete either A or B, but not both. Also complete C )

 A. The registered agent is an organization (cannot be corporation named above) by the name of

 B. The registered agent is an individual resident of the state whose name is set forth below

First name	MI	Suffix

Registered Office of the Corporation (Cannot be a P.O. Box)

C.  The business address of the registered agent and the registered office address is

Street Address	City	State	Zip Code

2500 City West t Blvd , Suite 700	Houston	TX	77042

Form 404

Article 4 — Other Altered, Added, or Deleted Provisions

Other change. Or additions to the articles of incorporation may be made in the space provided below. If the space provided is insufficient to meet your needs, you may incorporate the additional text by providing an attachment to this form.  Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference)

We are changing the number of authorized shares to. 75,000,000 common shares 25,000,000 preferred shares

Article 5--Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation,

Effectiveness of Filing

A. ☒ This document will become effective when the document is filed by the secretary of state:.

OR

B. ☐     This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is _______________.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of false or fraudulent document.

6/7/06	/s/ T. Craig Takacs
Date	Signature of Authorized Officer